Exhibit 4.1

FIFTH AMENDMENT TO CONVERTIBLE NOTES

This FIFTH AMENDMENT TO CONVERTIBLE NOTES (this “Amendment”) is made and entered into as of April 21, 2014 by and between Bohai Pharmaceuticals Group, Inc., a Nevada corporation (the “Company”), and Euro Pacific Capital, Inc. (the “Investor Representative”).

WHEREAS, on January 5, 2010, the Company consummated a $12,000,000 financing (the “Offering”) with certain accredited investors (the “Investors”) whereby the Company issued 6,000,000 units at $2.00 per unit, with each unit consisting of a $2.00 principal amount, two year convertible note (collectively, as amended, the “Notes”) and a three year common stock purchase warrant to purchase one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at $2.40 per share, subject to certain conditions (collectively, the “Warrants”);

WHEREAS, pursuant to Section 2.8 of that certain Securities Purchase Agreement, dated January 5, 2010, between the Company and the Investors entered into in connection with the Offering (the “SPA”), each Investor duly appointed the Investor Representative as such Investor’s true and lawful agent and attorney-in-fact to, among other matters, waive any terms and conditions of the Notes and to be such Investor’s exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by the Notes and the Warrants (the “Power of Attorney”);

WHEREAS, on December 31, 2011, the Company entered into an amendment to the Notes with the Investor Representative which, among other things, extended the maturity date of the Notes from January 5, 2012 to April 5, 2012;

WHEREAS, on or about May 8, 2012, the Company established an escrow account in China (the “Escrow Account”) with Rural Credit Cooperative of Binhai, Laishan District, Yantai City and deposited into such Escrow Account an amount equal to 90% of the aggregate Principal due on the Notes (approximately US$9.4 million), denominated in Renminbi.

WHEREAS, on May 15, 2012, the Company entered into a second amendment to the Notes with the Investor Representative, which, among other things, extended the maturity date of the Notes from April 5, 2012 to October 5, 2012;

WHEREAS, On June 27, 2012, the Company entered into a third amendment to the Notes with the Investor Representative to remove the limitations on Company’s ability to incur debt, to incur liens or to make capital expenditures.

WHEREAS, on December 6, 2012, the Company entered into a fourth amendment to the Notes with the Investor Representative, which, among other things, extended the maturity date of the Notes from October 5, 2012 to April 5, 2013;

WHEREAS, the Company and the Investor Representative, exercising the Power of Attorney on behalf of the Investors, desire to further modify certain provisions of the Notes on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the applicable provisions of the SPA and the Notes, the parties hereby agree as follows:

1.

Defined Terms.  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Notes.

2.

Amendments.  The Investor Representative and the Company hereby amend the Notes as follows:

(a)

The definition of “Maturity Date” contained in the Notes, as amended, is hereby amended to extend such Maturity Date from April 5, 2013 until April 5, 2016.

(b)

Notwithstanding anything to the contrary in the SPA or the Notes, the Interest shall cease to accrue as of the date of this Amendment (the “Effective Date”).  Any accrued and unpaid Interest as of the Effective Date in an aggregate amount up to $1,000,000 (unless otherwise converted to the Company’s Common Stock pursuant to Section 5 of the Note) shall be paid in cash as soon as practicable (and in any event within ten (10) business days) after the date of consummation of a financing by the Company conducted in the U.S. with net proceeds to the Company of at least $5 million (the “Consummation Date”).

(c)

Section 2 of the Notes (Principal Payment) is hereby amended and restated in its entirety to be read as follows:

“2. Principal Payment. In the event the Company fails to repay the outstanding principal amount and accrued and unpaid Interest under this Note by the Maturity Date, both parties shall enter into good faith discussions regarding extension of the Maturity Date of this Note.”

(d)

Section 5(a) of the Notes is hereby amended and restated in its entirety to be read as follows:

“(a)

Generally.

(i)

Optional Conversion. Each holder of the Notes shall have the right, exercisable at any time prior to the Maturity Date, to convert all, but not less than all, of the principal amount then outstanding (including any accrued but unpaid interest thereon), into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock) at a conversion price equal to $2.00 per share (the “Conversion Shares”).

(ii)

Mandatory Conversion. In the event that the volume weighted average public trading price (as reported by Bloomberg Financial Markets) of the Common Stock exceeds $2.50 for twenty (20) consecutive trading days (the “Trading Period”) with a daily average volume of 30,000 shares over such Trading Period (the “Mandatory Conversion Event”), the Company shall have the right, upon notice to the Investor Representative, to require mandatory conversion (the “Mandatory Conversion”) of the entire outstanding principal amount (including any accrued but unpaid interest) due hereunder into shares of Common Stock (the “Mandatory Conversion Shares”), as shall equal (i) the then outstanding principal amount of this Note (including any accrued but unpaid interest thereon)on the date fixed for any such conversion; divided by (ii) the Conversion Price.”

(e)

Section 5(b) of the Notes is hereby amended and restated in its entirety to be read as follows:

“(b)

Mechanics of Conversion.

(i)

Mechanics of Optional Conversion.  The conversion of this Note pursuant to Section 5(a)(i) shall be conducted in the following manner: upon any optional conversion of all but not less than all of the outstanding principal amount of this Note, plus all accrued but unpaid interest thereon: (i) the Holder shall deliver a completed and executed Notice of Conversion attached hereto as Exhibit A and surrender and deliver this Note, duly endorsed, to the Company’s office or such other address which the Company shall designate against delivery of the certificates presenting the Optional Conversion Shares to be delivered; (ii) in exchange for the surrendered Note, the Company shall prepare and deliver irrevocable instructions addressed to the Company’s transfer and exchange agent, as applicable, to issue such required number of Optional Conversion Shares as set forth in the Conversion Notice which the Optional Conversion Shares shall be delivered to the Holder within five (5) Business Days of the delivery of the documentation to the Company; and (iii) upon delivery of the Optional Conversion Shares, this Note shall become fully paid and satisfied.  The Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, the Optional Conversion Shares hereunder electronically through the Depository Trust and Clearing Corporation or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver the Optional Conversion Shares electronically through the Depository Trust and Clearing Corporation.

(ii)

Mechanics of Mandatory Conversion.  The conversion of this Note pursuant to Section 5(a)(ii) shall be conducted in the following manner: within ten (10) Business Days of the delivery of the written notice from the Company to the Holder that a Mandatory Conversion Event has occurred, the Company shall issue and deliver to the Holder, or to his, her or its nominees, a certificate or certificates for the number of Mandatory Conversion Shares issuable on such conversion in accordance with the provisions hereof, together with cash, if applicable, as provided herein in lieu of any fraction of a share of Common Stock or interest. Upon delivery of the Mandatory Conversion Shares, this Note shall become fully paid and satisfied.  The Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, the Mandatory Conversion Shares hereunder electronically through the Depository Trust and Clearing Corporation or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver the Mandatory Conversion Shares electronically through the Depository Trust and Clearing Corporation.

(f)

Upon payment in full or conversation of all of the Notes, any remaining funds in the Escrow Account shall be released and remitted to the Company.

3.

Registration Rights.  As soon as practical (and in any event within 45 days following the Effective Date) the Company shall file a registration statement (or a post-effective amendment to a registration statement, to the extent applicable) that registers the re-sale of all shares of common stock of the Company underlying securities sold in the Offering, including, without limitation, the shares of common stock underlying the Notes, and shall use commercially reasonable efforts to cause such registration statement (if applicable) to be declared effective by the U.S. Securities & Exchange Commission as soon as possible thereafter.  The Company agrees that at all times that such registration statement (or post-effective amendment, as the case may be) is not effective, the Company shall cause its legal counsel to provide an opinion to the extent such counsel is legally able to do so, that the shares underlying the Notes may be sold in compliance with Rule 144 of the Securities Act of 1933, as amended, and that any legend placed upon certificates evidencing such shares may be removed.

4.

Waiver.  Any Event of Defaults that may have occurred under the Note, as amended, through the Effective Date, are hereby waived.

5.

Term.

The Amendment shall become effective as of the Effective Date and terminate on the second anniversary of the Effective Date.

6.

Ratification.  Except as expressly amended by this Amendment, the terms and conditions of the Notes are hereby confirmed and shall remain in full force and effect without impairment or modification.

7.

Power of Attorney.  The Investor Representative represents and warrants that it has not received any notice regarding, and is not otherwise aware that any Investor has revoked or modified, or sought or desires to revoke or modify, the Power of Attorney with respect to such Investor or any Investor.

8.

Conflict.  In the event of any conflict between any Note and this Amendment, the terms of this Amendment shall govern.

9.

Binding Effect.  The parties acknowledge and agree that this Amendment complies with all of the applicable terms and conditions of the Notes that are necessary to effect an amendment to the Notes and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

10.

Governing Law; Venue.  All questions concerning the construction, validity, enforcement and interpretation of the this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Amendment), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.

Counterparts.  This Amendment may be executed in any number of counterparts and delivered by in email/.pdf format or by facsimile, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered on their behalf as of the date first above written.

BOHAI PHARMACEUTICALS GROUP, INC.

By:/s/ Hongwei Qu

       Name:  Hongwei Qu

       Title:    CEO

EURO PACIFIC CAPITAL, INC., as Investor Representative

By:/s/ Gordon McBean

       Name:  Gordon McBean

       Title:    President